Exhibit 99.01

Force Protection Video Equipment Corp. A.k.a. BIGtoken and BritePool to Merge

The combined company will provide the next evolution of privacy-focused solutions, with benefits for consumers and advertisers.

Westlake Village, CA—(BUSINESS WIRE)—Force Protection Video Equipment Corp. (FPVD), also known as BIGtoken, a pioneer in ethically-sourced data and insights, and BritePool, Inc., a leading privacy-focused provider of verified identities for advertisers, have entered into an agreement to merge the two companies. In this all-stock transaction, BIGtoken (FPVD) will issue shares to purchase the outstanding stock of privately held BritePool.

With this merger, David J. Moore, BritePool’s CEO and co-founder will become CEO of the combined company. Before BritePool’s creation, Moore served as president of WPP Digital, the world’s largest advertising holding company and as chairman of Xaxis, WPP’s digital arm. Earlier, he co-founded 24/7 Real Media which he led, as chairman and CEO, until its sale to WPP, for $649 million.

“BIGtoken and BritePool are joining forces to provide marketers with privacy-focused identity solutions that benefit both consumers and advertisers. We believe the future belongs to companies that recognize that creating value for advertisers also means creating value for consumers,” said Moore. “I am excited to build a company that is uniquely oriented towards the evolving marketing environment, and honored that the BIGtoken Board has placed such confidence in me,” he added.

George Stella, BIGtoken’s co-founder and president, will continue to lead the company with Moore. “We have created a flywheel for zero-party data, where BIGtoken users connect accounts and regularly engage with brand-related actions and surveys for rewards,” said Stella. “This merger will increase our reach for advertisers and accelerate our product roadmap, which includes exploring consumer interest in digital wallets with offers from advertisers and digital asset rewards,” he added.

Bob Perkins, BritePool’s chief operating officer, will also serve as COO of the combined company. Perkins is the former senior vice president of marketing at Pizza Hut and president of Chiat/Day New York, widely acclaimed for its award-winning advertising for Apple and Nissan.

BritePool has a long list of industry veterans as investors and advisors. MediaMath, an industry leader and pioneering innovator in the digital media space, was an early investor in BritePool. Joe Zawadzki, CEO of MediaMath, said, “The importance of digital advertising in driving commerce and supporting an open internet has never been greater. The need for solutions built around the consumer that enable the market, obvious. This combination has the potential to bring complementary teams and approaches together to create a new standard.”

“The many accomplishments of the combined management team are particularly noteworthy,’’ said David Bell, former CEO of The Interpublic Group and advisor to BritePool. “It’s rare to see a company of any size or age led by such a breadth of individuals with proven experience in marketing innovation and successfully building enterprises,” he added.

Both Moore and Perkins will join the company’s board of directors after the completion of the merger. BIGtoken also announced that it is applying to change its corporate name to BIGtoken, Inc; and has started the process to change the trading symbol for the company. BIGtoken (FPVD) shareholders will own approximately 55% of the BIGtoken’s common stock and BritePool shareholders will own approximately 45% of BIGtoken’s common stock post-merger on an outstanding share basis. The merger is anticipated to close in approximately thirty (30) days, subject to customary closing conditions. BIGtoken (FPVD) will file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the material terms of the merger within four (4) business days.

About BIGtoken

BIGtoken is the leading ethically-sourced identity, data, and insights creation platform. Through a transparent platform and consumer reward system, BIGtoken offers users choice, transparency, and compensation for their anonymized data. Participating consumers earn rewards and advertisers and media companies get access to insights from compliant, zero-party data for marketing and media activation. For more information on BIGtoken, visit bigtoken.com.

About BritePool

BritePool is an identity verification company for advertisers and publishers. The company provides advertisers with brand safety, privacy, and analytics for data connections when third-party cookies and MAIDs no longer can be used. BritePool’s exact, frequency-controlled identity verification services enable accurate targeting, advertising delivery and attribution. For more information, visit BritePool.com.

Cautionary Statement Regarding Forward-Looking Information

This news release contains “forward-looking statements’’ made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in our business, and our need for future capital. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in FPVD’s periodic reports filed with the Securities and Exchange Commission (SEC). We do not assume any obligation to update any forward-looking statements.

Contact:

Bruce Judson

ir@bigtoken.com

845-745-0957